Exhibit 99.1

LEVI	1155 Battery Street, San Francisco, CA 94111
STRAUSS
& Co.
NEWS

Investor Contact:	Allison Malkin Integrated Corporate Relations, Inc. (203) 682-8200

Media Contact:	Jeff Beckman Levi Strauss & Co. (415) 501-3317

LEVI STRAUSS & CO. ANNOUNCES FOURTH-QUARTER AND
FISCAL-YEAR 2006 FINANCIAL RESULTS
Fourth-Quarter Growth Completes Fiscal Year
SAN FRANCISCO (February 13, 2007) — Levi Strauss & Co. (LS&CO.) today announced financial results for the fourth quarter and fiscal year ended November 26, 2006 and filed its 2006 Form 10-K with the Securities and Exchange Commission.
Fourth-quarter results reflect improvements across key operating measures. Net revenues for the quarter increased 4 percent or $48 million and net income increased 119 percent or $52 million.
Fiscal-year 2006 results show continued profitability improvements with stable net revenues. Net income improved 53 percent or $83 million.
“Our fourth-quarter performance was encouraging, with net revenue growth in each of our three regions,” said John Anderson, chief executive officer. “For the full year, we delivered stable revenues and strong profits, and paid down debt. The year ended with improved performance in virtually all of our business units. I am pleased with our positive momentum heading into 2007.”
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LS&CO. FY 2006 Results/Add One
February 13, 2007
Fourth-Quarter 2006 Highlights
•	Fourth-quarter net revenues increased 4 percent to $1.24 billion compared to $1.19 billion for the same period in 2005. Net revenues increased in all three regions.

•	Gross profit increased 9 percent to $593 million compared with $542 million for the same period of 2005. Gross margin increased 240 basis points to 48.0 percent of revenues for the fourth quarter of 2006 compared to 45.6 percent of revenues in the fourth quarter of 2005. The margin increase was primarily due to increased sales of higher margin products.

•	Selling, general and administrative expenses increased 1 percent or $5 million to $422 million for the quarter from $417 million in the 2005 period. Higher SG&A expenses in the 2006 period were primarily attributable to an increase in company-operated retail stores and the impact of currency translations, partially offset by lower advertising and promotion expense in Europe.

•	Operating income for the fourth quarter increased $49 million to $170 million compared to $121 million for the 2005 period. The 40 percent increase was primarily due to higher net revenues and improved gross margin.

•	Net income for the fourth quarter was $96 million compared to $44 million in same period of 2005. The improvement was driven primarily by higher operating income and lower tax expense primarily attributable to a $29 million net reversal of valuation allowances due to operating profits in certain jurisdictions.
Fiscal-Year 2006 Highlights
•	Net revenues for the fiscal year were $4.19 billion compared to $4.22 billion in 2005, a 0.8 percent decrease. Stable net revenue reflects higher net revenues in the U.S. Levi’s®, U.S. Dockers® and Asia Pacific businesses, offset by lower net revenues in the Europe and U.S. Levi Strauss Signature® businesses and currency translation.

•	Selling, general and administrative expenses decreased 2 percent or $33 million to $1.3 billion for 2006 compared to the prior year. The decrease reflects reduced advertising and promotion expense and a $29 million third-quarter benefit plan curtailment gain, partially offset by costs related to new company-operated retail stores.
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LS&CO. FY 2006 Results/Add Two
February 13, 2007
•	Operating income increased $24 million to $614 million compared to $589 million in 2005. The increase was driven primarily by lower selling, general and administrative expenses. The operating margin for 2006 was 14.6 percent compared to 13.9 percent in 2005.

•	Interest expense for the year decreased $13 million to $251 million compared to $264 million in 2005. The decrease was primarily attributable to lower debt levels and lower average interest rates in 2006.

•	Net income for 2006 was $239 million compared to $156 million in the prior year. The increase in net income was primarily due to the curtailment gain, lower losses on early extinguishment of debt, and lower income tax and interest expense. The effective tax rate for 2006 was 30.8% compared to 44.8% for 2005, driven by a $32 million benefit resulting from a modification of the ownership structure of certain of our foreign subsidiaries in the second quarter of 2006 and a $29 million net reversal of valuation allowances in certain jurisdictions in the fourth quarter of 2006.

•	Strong cash flow in 2006 is attributable to lower income tax payments, improved working capital management, and lower restructuring and interest payments.
“We accomplished our objectives for 2006,” said Hans Ploos van Amstel, chief financial officer. “We ended the year with revenues growing, and we sustained our strong margins while increasing our investments in our brands, retail expansion and SAP. We also delivered strong cash flow, which is a key priority for us. For 2007, we expect to continue our strong profits and cash flow and, at minimum, achieve revenue stability.”
Investor Conference Call
The company’s full-year 2006 and fourth-quarter investor conference call will be available through a live audio Webcast at http://levistrauss.com/news/webcast.htm today, February 13, 2007, at 1 p.m. PST/4 p.m. EST. A replay is available on the Web site the same day and will be archived for one month. A telephone replay also is available through February 20 at 800-642-1687 in the United States and Canada, or 706-645-9291 internationally; I.D. No. 8121313.
This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2006, especially in the Management’s Discussion and Analysis - “Financial Condition and Results of Operations” and “Risk Factors” sections, our most recent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
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LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	November 26,	November 27,
	2006	2005
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$279,501	$239,584
Restricted cash	1,616	2,957
Trade receivables, net of allowance for doubtful accounts of $17,998 and $26,550	589,975	626,866
Inventories:
Raw materials	13,543	16,431
Work-in-process	13,479	16,908
Finished goods	523,041	506,902

Total inventories	550,063	540,241
Deferred tax assets, net of valuation allowance of $41,759 and $42,890	101,823	94,137
Other current assets	86,292	57,388

Total current assets	1,609,270	1,561,173
Property, plant and equipment, net of accumulated depreciation of $530,513 and $471,545	404,429	380,186
Goodwill	203,989	202,250
Other intangible assets, net of accumulated amortization of $244 and $215	42,815	42,981
Non-current deferred tax assets, net of valuation allowance of $285,122 and $260,383	457,105	499,647
Other assets	86,457	117,897

Total assets	$2,804,065	$2,804,134

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Current maturities of long-term debt and short-term borrowings	$11,089	$95,797
Current maturities of capital leases	1,608	1,510
Accounts payable	245,629	235,450
Restructuring liabilities	13,080	14,594
Accrued liabilities	194,601	187,145
Accrued salaries, wages and employee benefits	261,234	277,007
Accrued interest payable	61,827	61,996
Accrued taxes	14,226	30,300

Total current liabilities	803,294	903,799
Long-term debt, less current maturities	2,206,323	2,230,902
Long-term capital leases, less current maturities	3,086	4,077
Postretirement medical benefits	379,188	458,229
Pension liability	184,090	195,939
Long-term employee related benefits	136,408	156,327
Long-term tax liabilities	19,994	17,396
Other long-term liabilities	46,635	41,659
Minority interest	17,138	17,891

Total liabilities	3,796,156	4,026,219

Commitments and contingencies (Note 7)
Temporary equity (Note 14)	1,956	—

Stockholders’ deficit:
Common stock—$.01 par value; 270,000,000 shares authorized; 37,278,238 shares issued and outstanding	373	373
Additional paid-in capital	89,837	88,808
Accumulated deficit	(959,478)	(1,198,481)
Accumulated other comprehensive loss	(124,779)	(112,785)

Stockholders’ deficit	(994,047)	(1,222,085)

Total liabilities, temporary equity and stockholders’ deficit	$2,804,065	$2,804,134

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended	Year Ended	Year Ended
	November 26,	November 27,	November 28,
	2006	2005	2004
	(Dollars in thousands)
Net sales	$4,106,572	$4,150,931	$4,093,615
Licensing revenue	86,375	73,879	57,117

Net revenues	4,192,947	4,224,810	4,150,732
Cost of goods sold	2,216,562	2,236,962	2,288,406

Gross profit	1,976,385	1,987,848	1,862,326
Selling, general and administrative expenses	1,348,577	1,381,955	1,367,604
Restructuring charges, net of reversals	14,149	16,633	133,623

Operating income	613,659	589,260	361,099
Interest expense	250,637	263,650	260,124
Loss on early extinguishment of debt	40,278	66,066	—
Other (income) expense, net	(22,418)	(23,057)	5,450

Income before income taxes	345,162	282,601	95,525
Income tax expense	106,159	126,654	65,135

Net income	$239,003	$155,947	$30,390

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended	Year Ended
	November 26,	November 27,	November 28,
	2006	2005	2004
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income	$239,003	$155,947	$30,390
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	62,249	59,423	62,606
Asset write-offs associated with reorganization initiatives	—	1,610	35,204
Gain on disposal of assets	(6,218)	(5,750)	(3,576)
Unrealized foreign exchange gains	(16,826)	(16,504)	(18,395)
Employee benefit plans’ curtailment gains	(29,041)	—	(31,275)
Write-off of unamortized costs associated with early extinguishment of debt	17,264	12,473	—
Amortization of deferred debt issuance costs	8,254	12,504	12,676
Stock-based compensation	2,985	—	—
(Benefit) provision for doubtful accounts	(1,021)	4,858	7,892
Provision for deferred taxes	39,452	1,827	28,746
Change in operating assets and liabilities:
Decrease (increase) in trade receivables	46,572	(22,110)	(100,547)
(Increase) decrease in inventories	(6,095)	3,130	100,942
(Increase) decrease in other current assets	(3,254)	8,191	38,941
Decrease (increase) in other non-current assets	1,730	(24,901)	289
Increase (decrease) in accounts payable and accrued liabilities	18,536	(38,444)	105,110
Decrease in income tax liabilities	(14,918)	(78,066)	(42,180)
Decrease in restructuring liabilities	(2,855)	(25,648)	(45,566)
(Decrease) increase in accrued salaries, wages and employee benefits	(41,433)	(13,005)	113,166
Decrease in long-term employee related benefits	(55,655)	(79,329)	(99,458)
Increase (decrease) in other long-term liabilities	3,847	(827)	1,777
Other, net	(696)	844	3,154

Net cash provided by (used for) operating activities	261,880	(43,777)	199,896

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(77,080)	(41,868)	(16,299)
Proceeds from sale of property, plant and equipment	9,139	11,528	11,351
Acquisition of retail stores	(1,656)	(2,645)	—
Acquisition of Turkey minority interest	—	(3,835)	—
Cash inflow (outflow) from net investment hedges	—	2,163	(7,982)

Net cash used for investing activities	(69,597)	(34,657)	(12,930)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	475,690	1,031,255	—
Repayments of long-term debt	(620,146)	(979,253)	(13,532)
Net decrease in short-term borrowings	(63)	(2,975)	(4,018)
Debt issuance costs	(12,176)	(24,632)	(10,844)
Decrease (increase) in restricted cash	1,467	(1,323)	(1,885)
Other, net	—	—	(1,841)

Net cash (used for) provided by financing activities	(155,228)	23,072	(32,120)

Effect of exchange rate changes on cash	2,862	(4,650)	1,305

Net increase (decrease) in cash and cash equivalents	39,917	(60,012)	156,151
Beginning cash and cash equivalents	239,584	299,596	143,445

Ending cash and cash equivalents	$279,501	$239,584	$299,596

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$229,789	$238,683	$233,512
Income taxes	83,492	197,315	82,985
Restructuring initiatives	16,998	43,112	143,593
The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.